EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of (i) our report dated April 1, 2014, related to the combined carve-out financial statements of Höegh LNG Partners LP Predecessor, (ii) our report dated April 1, 2014, related to the combined financial statements of SRV Joint Gas Ltd. and SRV Joint Gas Two Ltd. and (iii) our report dated June 23, 2014, related to the balance sheet of Höegh LNG Partners LP, each, in Amendment No. 1 to the Registration Statement on Form F-1 (No. 333-197228) and related Prospectus of Höegh LNG Partners LP dated July 17, 2014.

/s/ Ernst & Young AS

Oslo, Norway

July 17, 2014